Exhibit 99.2

         2003 Annual Results Conference Call Script

JoAnn Mannise:

Good afternoon. My name is JoAnn Mannise, and I am the Director of Investor Relations at HemaCare. I would like to welcome everyone here today to our 2003 Annual Financial Results Conference Call. With us here today is Judi Irving, HemaCare's President and Chief Executive Officer, and Robert Chilton, Executive Vice President and Chief Financial Officer.

During this call there will be forward-looking statements on a number of subjects that are based on the Company's current expectations and are subject to various risks and uncertainties. Actual results could differ materially. Our press releases and 2003 annual report on Form 10-K, as well as our other SEC filings, identify factors that could affect those results. I refer you to those documents.

And now I would like to introduce Judi Irving who will start with our prepared comments.

Judi Irving:

Thank you, JoAnn.

Welcome to all of you on the call today. Today we announced our financial results for the fourth quarter and the year ended December 31, 2003. The past year has been very challenging for me and for all of the members of the HemaCare management team. When we started out 2003, we were contending with operating losses from several donor centers that were severely hindering the Company's ability to produce sustainable overall profits. We completed an extensive evaluation of all of our operations and decided to close several donor centers located in Illinois, North Carolina, New York and Vermont.

Today I can report to you that we have successfully completed the closure of all of these centers. The majority of the costs associated with these closures occurred in the third quarter.

The operating losses we incurred prior to closing these centers, along with the costs associated with the closure plan itself, resulted in sizeable losses during 2003. For all of 2003, the Company reported a net loss of $4,679,000, including $1,331,000 in losses associated with operating and eventually closing non-performing donor centers. In addition, we established a 100% valuation reserve against our deferred tax assets, which contributed $2,984,000 to the reported loss for the year.

The good news is that the elimination of these operations has freed management to focus more attention on improving the profitability of the remaining operations. In the fourth quarter of 2003, the Company reported net income of $264,000, which represents one of the strongest quarterly results reported by the Company in recent years. Although there were several non-recurring events recorded in the fourth quarter that contributed approximately $85,000 to this positive result, the elimination of the non-performing centers was the major cause for this improvement.

I would like to be clear that, although we are pleased with the fourth quarter results, management remains focused on improving the Company's long-term profitability. The
Sherman Oaks platelet program continues to produce strong results, although the recent introduction of bacterial testing could impact supply and increase the chance of product expiration. We are continuing to focus on improving the operating margins in our California mobile operations and in our blood donor centers in New England.
We are also expanding our marketing efforts for the Company's therapeutic apheresis services.

Bob Chilton will now review the operating results.


Bob Chilton

Thank you, Judi.

I will now provide some additional detail information regarding the financial results that we announced today.

As Judi mentioned, HemaCare's fourth quarter results produced net income of $264,000, or $.04 per share basic and diluted. This compares with net income of $28,000 for the fourth quarter of 2002, or an increase of 843%. Especially significant is that the Company produced this positive result while revenues declined 10% from the fourth quarter of 2002. As Judi mentioned, this is mostly attributable to the closure of several non-performing donor centers in the third quarter of 2003. In addition, there was a $226,000 decline in blood service revenue and a $210,000 decline in revenue generated by the Sherman Oaks donor center in the fourth quarter of 2003 compared with the same quarter in 2002. The decline in service revenue is due to reduced volume of therapeutic apheresis procedures performed, principally from the East Coast operations. The decline in revenue from the Sherman Oaks donor center is primarily attributable to a decline in platelet donations as a result of converting to a volunteer program as of January 1, 2003. However, the sales volume generated by our Sherman Oaks platelet program continues to improve since the conversion of the program. Finally, the Company did recognize two non-recurring events in the fourth quarter. First, the Company recorded approximately $50,000 in supplemental testing revenue in the fourth quarter that pertained to services performed in prior periods. Second, as part of the completion of the plan to close donor centers, management negotiated favorable termination agreements for facility lease obligations that resulted in recognizing a net benefit in the fourth quarter of $35,000.

For all of 2003, the Company recognized a net loss of $4,679,000 compared with a net loss of $591,000 for 2002. Revenues declined 1.2% to $27.5 million from $27.8 million in 2002. As Judi mentioned, most of the 2003 loss was due to operating and closure costs attributable to several non-performing donor operations in the East Coast, an increase in insurance costs, and the recognition of a 100% valuation reserve against the Company's deferred tax assets. The decline in net revenue is attributable to a $915,000, or 10.9%, decline in blood services revenue as a result of a general decline in therapeutic apheresis procedures in both the California and New England markets. Despite the closure of blood centers in 2003, blood product revenue actually increased $586,000, or 3%, in 2003, mostly due to a $758,000 increase in revenue from the Company's California Mobile operations. This was mostly due to increases in prices for whole blood products produced by California Mobile collections. The increase in prices more than offset the 6.3% decrease in blood product sales from this unit. Offsetting this increased revenue, was a $1,043,000 decline in revenue from the Sherman Oaks donor center.

General and administrative expenses decreased in 2003 by $128,000, or 3.1% when compared with 2002. This is primarily the result of an absence of expenditures to pursue the ARC litigation and severance expenses for the Company's former CEO, that were incurred in 2002. The Company recorded an increase in audit and tax preparation expenses in 2003, and significant increases in professional liability and other insurance costs.

In 2003, the Company increased its valuation allowance against its deferred tax assets by almost $3 million. This non-cash charge reduced the net value of the deferred tax assets on the balance sheet to zero. The assets are income tax benefits resulting from net operating losses in prior
years.    Current  accounting  standards  place  significant
weight on a history of recent cumulative losses, rather than
on   forecasts of future potential taxable income, in
determining whether or not a valuation allowance is necessary. Accordingly, the assets were reserved in full. The Company's federal net operating loss carryforwards are not impacted and can continue to be utilized for up to ten years

The balance sheet as of December 31, 2003 shows cash and cash equivalents of $935,000 which is comparable to $1,048,000 as of the end of 2002. Net accounts receivable declined to $3,128,000 as of December 31, 2003, from $4,932,000 as of the end of December 31, 2002. Management aggressively pursued outstanding receivables in 2003, which resulted in a decline in receivables. A further indication of the success of management's collection efforts is that as of December 31, 2003, days sales outstanding stood at 42 days compared with 62 days as of the end of 2002. Working capital stood at $1,179,000 as of the end of 2003, compared with $3,474,000 as of the end of last year. The majority of this erosion in working capital is associated with the reduction in net receivables, the write-down in the value of the current portion of the deferred tax asset as I discussed previously, and the reclassification of the Company's line of credit with Comerica Bank to current since the facility is scheduled to terminate June 30, 2004. As of December 31, 2003, the Company had $450,000 outstanding on this line, and $1,363,000 available based on the net receivables balance which is used to determine availability under the facility agreement. The Company reduced total outstanding debt by $686,000 since the beginning of the year. The Company has requested and recently received written approval from Comerica Bank to extend the termination of the existing credit facility. As a result, the Company is expected to have sufficient resources to satisfy working capital requirements and finance operations into 2005.

This concludes my prepared remarks regarding the 2003 financial results. I would like to now turn the call back over to Judi for some concluding remarks.

Thank you Bob.

In closing, 2003 proved to be a challenging year for the Company, during most of which we focused our attention on dealing with those operations that were not contributing to the success of the organization. We are pleased with the fourth quarter results, which demonstrated the effectiveness of our plan to close non-performing centers. We must now focus on improving the profitability of the on-going operations, and further developing our long-term strategic plan.

We are now prepared to open the conference to any questions you may have. Operator, would you please provide the callers with the necessary instructions.